Exhibit 99.1

1 Overview of REPAY Business Combination with Thunder Bridge Acquisition, Ltd. February 2019

2 Disclaimer This presentation (the “ Presentation ”) contemplates the purchase by Thunder Bridge Acquisition, Ltd. (“ Thunder Bridge ”) of Hawk Parent Holdings LLC (“ REPAY ” or the “ Company ”) by which REPAY will become a subsidiary of Thunder Bridge (the “ Transaction ”). No Offer or Solicitation This Presentation is for informational purposes only and is neither an offer to sell or purchase, nor a solicitation of an of fer to sell, buy or subscribe for any securities, nor is it a solicitation of any vote in any jurisdiction pursuant to the propos ed Transaction or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable la w. Forward - Looking Statements This communication contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1 995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identi fie d by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “inten d,” “plan,” “projection,” “outlook” or words of similar meaning. These forward - looking statements include, but are not limited to, statement s regarding REPAY’s industry and market sizes, future opportunities for REPAY and the Company, REPAY’s estimated future results and the proposed business combination between Thunder Bridge and REPAY, including the implied enterprise value, the e xpe cted transaction and ownership structure and the likelihood and ability of the parties to successfully consummate the proposed transaction. Such forward - looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the re sults anticipated in these forward - looking statements. In addition to factors previously disclosed in Thunder Bridge’s reports f iled with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results an d the timing of events to differ materially from the anticipated results or other expectations expressed in the forward - looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, chan ge or other circumstances that could give rise to the termination of the definitive agreement; the inability to complete the tra nsa ctions contemplated by the definitive agreement due to the failure to obtain approval of Thunder Bridge’s shareholders, the inabilit y t o consummate the contemplated debt financing, the failure c achieve the minimum amount of cash available following any redemptions by Thunder Bridge shareholders or the failure to meet The Nasdaq Stock Market’s listing standards in connection w ith the consummation of the contemplated transactions; costs related to the transactions contemplated by the definitive agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of man agement time from ongoing business operations due to the proposed transaction; changes in the payment processing market in which REPAY competes, including with respect to its competitive landscape, technology evolution or regulatory changes; change s i n the vertical markets that REPAY targets; risks relating to REPAY’s relationships within the payment ecosystem; risk that REPAY may not be able to execute its growth strategies, including identifying and executing acquisitions; risks relating to d ata security; and risk that REPAY may not be able to develop and maintain effective internal controls. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forwar d - l ooking statements and the assumptions on which those forward - looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on fo rwa rd - looking statements as a predictor of future performance as projected financial information, cost savings and other informatio n are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other fact ors , many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of in for mation about Thunder Bridge and REPAY or the date of such information in the case of information from persons other than Thunder Bri dge or REPAY, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Annualized, pro forma, projected and estimated numbers are used for illustra tiv e purpose only, are not forecasts and may not reflect actual results. Use of Projections This Presentation contains financial forecasts with respect to, among other things, REPAY’s revenue, net revenue, gross profi t, annual transaction volume, Adjusted EBITDA, Adjusted EBITDA net margin and certain ratios and other metrics derived therefrom for the fiscal years 2019 and 2020. These forecasts also include certain statements about the Transaction, including anticipa ted enterprise value and post - closing equity value. These unaudited financial projections have been provided by REPAY’s management, and REPAY’s independent auditors have not audited, reviewed, compiled, or performed any procedures with respect t o t he unaudited financial projections for the purpose of their inclusion in this Presentation and, accordingly, do not express a n opinion or provide any other form of assurance with respect thereto for the purpose of this Presentation. These unaudited fin anc ial projections should not be relied upon as being necessarily indicative of future results. The inclusion of the unaudited f ina ncial projections in this Presentation is not an admission or representation by REPAY or Thunder Bridge that such information is ma ter ial. The assumptions and estimates underlying the unaudited financial projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to dif fer materially from those contained in the unaudited financial projections. There can be no assurance that the prospective result s are indicative of the future performance of Thunder Bridge or REPAY or that actual results will not differ materially from those pre sented in the unaudited financial projections. Inclusion of the unaudited financial projections in this Presentation should n ot be regarded as a representation by any person that the results contained in the unaudited financial projections will be achieved . Industry and Market Data The information contained herein also includes information provided by third parties, such as market research firms. In parti cul ar, REPAY has commissioned an independent research report from Stax Inc. (“Stax”) for market and industry information to be u sed by REPAY. None of Thunder Bridge, Thunder Bridge Acquisition, LLC, the sponsor of Thunder Bridge, REPAY, Corsair Capital LLC (“ Corsair ”), and their respective affiliates and any third parties that provide information to Thunder Bridge or REPAY, such as market research firms, guarantee the accuracy, completeness, timeliness or availability of any information. None of Thunder B rid ge, REPAY, Corsair and their respective affiliates and any third parties that provide information to Thunder Bridge or REPAY, su ch as market research firms, such as Stax, are responsible for any errors or omissions (negligent or otherwise), regardless of t he cause, or the results obtained from the use of such content. None of Thunder Bridge, REPAY, Corsair and their respective affi lia tes give any express or implied warranties, including. but not limited to, any warranties of merchantability or fitness for a par tic ular purpose or use, and they expressly disclaim any responsibility or liability for direct, indirect, incidental, exemplary, co mpensatory, punitive, special or consequential damages, costs, expenses, legal fees or losses (including lost income or profits and oppor tun ity costs) in connection with the use of the information herein. Non - GAAP Financial Measures This Presentation includes certain non - GAAP financial measures that REPAY reviews to evaluate its business, measure its performa nce and make strategic decisions. REPAY believes that such non - GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating results in the same manner as management. Net revenue is a no n - GAAP financial measure that represents revenue less interchange and network fees. Adjusted EBITDA is a non - GAAP financial measure that represents net income prior to interest expense and depreciation and amortization, as adjusted to add bac k certain non - cash charges and account for non - recurring items, such as other expenses, non - cash gain from the change in fair value of contingent consideration, transaction expenses, share - based compensation charges, and other charges. Net revenue, Adjus ted EBITDA and any other ratio or metrics derived therefrom are financial measures not calculated in accordance with GAAP and should not be considered as substitutes for revenue, net income, operating profit, or any other operating performance mea sur e calculated in accordance with GAAP. Using these non - GAAP financial measures to analyze REPAY’s business would have material limitations because their calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in its industry may report measures titled Adjusted EBITDA or similar measures, such non - GAAP financial measures may be calculated diff erently from how REPAY calculates its non - GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, i ncl uding net income and other financial results presented in accordance with GAAP. This Presentation includes forecasted 2019 Adjusted EBITDA and ranges of forecasted 2020 Adjusted EBITDA for REPAY. This Pres ent ation does not provide a reconciliation of this forward - looking, non - GAAP financial measure to the most directly comparable GAAP financial measure because calculating the components would involve numerous estimates and judgments that are unduly burd ens ome to prepare and may imply a degree of precision that would be confusing or potentially misleading to investors. In addition, this Presentation includes preliminary financial information relating to REPAY’s financial results for the December 31 , 2018 year based on the information currently available to REPAY. The financial closing procedures for the three months and the year ended December 31, 2018 have not yet been completed by REPAY, and actual results for the year ended December 31, 2018 ma y, upon the completion of its closing procedures, final adjustments and other developments prior to the time that such financial results are finalized, differ from the preliminary financial information provided in this Presentation. As a result, this Pre sen tation also does not provide a detailed reconciliation of 2019 Adjusted EBITDA to the most directly comparable GAAP financial me asure because it would be unduly burdensome to prepare. Additional Information and Where to Find It For additional information on the proposed transaction, see Thunder Bridge’s Current Report on Form 8 - K, filed as of January 22, 2019. In connection with the proposed transaction, Thunder Bridge intends to file a registration statement on Form S - 4 with th e SEC, which will include a proxy statement/prospectus of Thunder Bridge, and will file other documents regarding the proposed tra nsaction with the SEC. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any sec uri ties or a solicitation of any vote or approval. Before making any voting or investment decision, investors and stockholders of Thunde r B ridge are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become availabl e, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because the y w ill contain important information about the proposed transaction. The documents filed by Thunder Bridge with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Thunder Bridge Acquisition, Ltd. , 9 912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Secretary, (202) 431 - 0507 Additional Information and Where to Find It Thunder Bridge and REPAY and certain of their respective directors and executive officers may be deemed to be participants in th e solicitation of proxies from the stockholders of Thunder Bridge in favor of the approval of the business combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stoc kho lders of Thunder Bridge in connection with the proposed business combination will be set forth in the registration statement on Form S - 4 that includes a proxy statement/prospectus, when it becomes available. Information regarding Thunder Bridge’s directors and executive officers are set forth in Thunder Bridge’s Registration Statement on Form S - 1, including amendments thereto, and other reports which are filed with the SEC. Free copies of these documents may be obtained as described in the preceding pa ragraph.

3 Table of Contents I. Introduction & Transaction Overview II. REPAY Overview III. REPAY Financial Overview Appendix

4 I. Introduction & Transaction Overview

5 Attendees Tim Murphy CFO John Morris CEO & Co - Founder ▪ As CEO, John Morris oversees the strategic direction of REPAY, including overall market strategy, new product development, sales and marketing, acquisitions and financial oversight ▪ Prior to REPAY, Mr. Morris served as the EVP of Sales and Marketing for Payliance after its acquisition of Security Check Atlanta, where he served as President ▪ Mr. Morris also previously served as Director of Corporate Finance for Bass Hotels and Resorts, where he worked on various capital projects and M&A ▪ Mr. Morris holds a Master of Accountancy ( MAcc ) and a BBA in Accounting from the University of Georgia ▪ As CFO, Tim Murphy is responsible for all financial operations of the Company, including financial planning, accounting, tax, treasury, reporting and corporate development ▪ Prior to REPAY, Mr. Murphy served as Director of Corporate Development for Amaya Gaming Group, a globally diversified gaming company with a strategy focused on growth through acquisitions ▪ Mr. Murphy was also an investment banker at Credit Suisse in NYC, where he focused on financial institutions and FinTech companies ▪ Mr. Murphy earned an AB in Business Economics from Brown University and an MBA in Corporate Finance from the University of North Carolina at Chapel Hill

Who We Are

REPAY®

Realtime Electronic Payments

A leading, omni-channel payment technology provider modernizing three diverse and underserved verticals – personal loans, automotive loans and receivables management – representing a market projected to grow to **~$535 billion of annual total payment volume by 2020[1]** of which **~$225 billion is 2020 projected annual debit payment volume**

Proprietary, integrated payment technology platform **reduces complexity** for merchants and **enhances the consumer experience**

~$7bn+	27%	67%	45%	98%	0.19%
Annual Payment Volume[2]	Historical Net Revenue CAGR[2][3]	Gross Margin[4]	Adjusted EBITDA Net Margin[2][5]	Volume Retention[6]	Low Chargeback Rates[7]

1) Source: Stax – REPAY Market Sizing Report, commissioned by REPAY; Stax prepared surveys, secondary research, and analysis. January 2018.
2) Source: Management estimate for 2018B.
3) CAGR is from 2016A – 2018B; Net Revenue CAGR is based on Net Revenue, defined as Total Revenue less Interchange and Network Fees.
4) Gross Margin is calculated as 2018E Gross Profit / Net Revenue.
5) Adjusted EBITDA Net Margin calculated as 2018B Adjusted EBITDA / Net Revenue. See "Income Statement" on slide 34.
6) Volume retention for YTD period as of September 2018 calculated as 1 – (Lost Volume / Total Volume Processed in Prior Year Period); "Lost Volume" represents volume realized in prior year YTD period from merchants that have since ended their relationship with REPAY.
7) Source: Management data on volume processed through a primary processor, representing approximately 80% of total volume. Chargeback rate is YTD as of September 2018. Chargebacks, represented as a % of volume, are debited from the merchant's account when the end consumer disputes a transaction with the merchant.

REPAY
Realtime Electronic Payments
6

7 Proposed Transaction Overview 1) See “Transaction Summary” on slide 31 and “Proposed Capitalization and Ownership” on slide 32. 2) See “Proposed Capitalization and Ownership” on slide 32 for calculation. 3) See “Income Statement” on slide 34. Transaction Structure (1) Valuation Cap Structure / PF Leverage PF Ownership Listing • Thunder Bridge Acquisition, Ltd. has entered into a definitive agreement to acquire REPAY • Pro forma corporate structure will be an UP - C corporation • Transaction valued at an implied enterprise value of $653.3 mm (2) at a 14.8x multiple on 2019E Adjusted EBITDA of $44.0 mm (3) and 12.3x on the midpoint of the 2020E Adjusted EBITDA range of $52 - $54 mm (3) • Transaction to be funded through a combination of Thunder Bridge common stock, cash held in the Thunder Bridge trust account and newly raised debt of $170.0 mm (2) • Pro forma net leverage of 4.3x based on estimated LTM Mar - 19 Adjusted EBITDA of $37.1mm • Equity holders of REPAY expected to hold 43 % of the outstanding equity interests of the combined company at closing • Thunder Bridge will become a Delaware corporation and as the post - closing company (“Pubco”) will adopt REPAY’s name and is expected to continue to be listed on the NASDAQ

8 II. REPAY Overview

9 REPAY’s Business Strengths and Strategies A Leading, Omni - Channel Payment Technology Provider Capitalizing on the Large, Underserved Market Opportunities in Existing and New Verticals Card and Debit Payments Underpenetrated in Existing Verticals REPAY Has Built a Leading Platform Based on Vertical Expertise Next - Generation Technology Supported by Robust Infrastructure Key Software Integrations Supplement REPAY’s Differentiated Sales Strategy Attractive and Diverse Client Base Demonstrated Ability to Acquire and Integrate Businesses Multiple Growth Opportunities Successful Leadership Team with Deep Industry Expertise 1 2 3 4 5 7 6 9 8

Capitalizing on the Large, Underserved Market Opportunities in Existing and New Verticals

1

REPAY's three existing verticals represent ~$535bn[1] of projected annual total payment volume by 2020, of which ~$225 billion is projected annual debit payment volume

Upside for increased penetration in existing and adjacent verticals

REPAY's existing key end markets have been underserved by payment technology and service providers due to unique market dynamics

End Market Opportunities



Growth Opportunities
2020 Projected Payment Volumes
Canada
Healthcare
Recreational Vehicle Finance
Credit Unions
$408 bn
Automotive Loans
$69 bn
Personal Loans
$58 bn
Receivables Management
REPAY
$7 bn+
Annual Payment Volume (2)

- Historically, the market predominantly utilized cash, check and ACH payments
- Market where credit card payments are typically not permitted
- Consumers want convenience of paying with debit, but their merchants frequently do not have the capability
- Requires technology to process ongoing / recurring payments

REPAY Realtime Electronic Payments

1) Source: Stax – REPAY Market Sizing Report; Based on Stax web survey, secondary research, and analysis. January 2018.
2) Source: Management estimate for 2018B.

10

Card and Debit Payments Underpenetrated in Existing Verticals

2

REPAY's verticals, Personal Loans, Automotive Loans and Receivables Management, are underpenetrated and lag other retail markets in migrating to card payments

Card Payment Penetration

Significant Opportunity from Untapped Adoption of Card Payments


54%
2015 Debit and Credit Share of Total U.S. Consumer Payments(1)
12%
40%
41%
2017(2)
15%
47%
41%
Projected - 2020(2)
Personal Loans Debit Share
Automotive Loans Debit Share
Receivables Management Debit Share

Debit Market Volume Growth

Debit payment volume is expected to grow at 11.6% CAGR between 2017 and 2020[2]


Total Payment Volume of Existing REPAY Verticals
Debit Payment Volume of Existing REPAY Verticals
$455bn
$162bn
11.6% Expected CAGR
$535bn
$225bn
2017
Projected - 2020

REPAY Realtime Electronic Payments

Note: Credit generally not accepted as payment option in REPAY's existing end markets.
1) Source: The Nilson Report – December 2016. Represents debit and credit as a percentage of all U.S. consumer payment systems, including various forms of paper, card, and electronic payment methods.
2) Source: Stax – REPAY Market Sizing Report. January 2018. 11.6% growth rate represents CAGR from 2017 – 2020.

11

12 Attractive value proposition to both merchants and end consumers drives strong client growth and penetration REPAY Has Built a Leading Platform Based on Vertical Expertise Merchants in Existing and New Verticals Consumers Pay Anywhere, Any Way, Any Time ▪ Accelerated payment cycle (ability to lend more / faster) through debit card processing ▪ 24 / 7 payment acceptance through “always open” omni - channel offering ▪ Direct software integrations into loan and deal management systems reduces operational complexity for merchant ▪ Improved regulatory compliance through fewer ACH returns ▪ Self - service capabilities through ability to pay anywhere, any way and any time, 24 / 7 ▪ Option to make real - time payments through use of debit transactions ▪ Immediate feedback that payment has been processed ▪ Omni - channel payment methods (e.g. Web, Mobile, IVR, Text) ▪ Fewer ancillary charges (e.g. NSF fees) through automatic recurring online debit card payments 3 Existing Verticals New Verticals

13 • Payment Processing Platform provides significant value proposition • Opportunity across payment / billing management Payment Channels Debit REPAY Instant Funding Consumer Merchant Receives REPAY Has Built a Leading Platform Based on Vertical Expertise (cont.) 3 REPAY’s model empowers both merchants and consumers, enabling it to become a leading and trusted payment brand Debit Processing Loan Management System Data $ REPAY Payment Data REPAY Gateway Illustrative Personal Loan Platform Process Consumer Payment $ ACH

14 REPAY has 3 different web - based solutions, depending on whether merchants are interested in a Virtual Terminal, Online Customer Portal, or a Hosted Payment Page customized to their brand Web REPAY Has Built a Leading Platform Based on Vertical Expertise (cont.) REPAY’s omni - channel payment and electronic billing management platform significantly reduces complexity for merchants and enhances the consumer experience REPAY’s White - label, customizable mobile app gives consumers the flexibility of paying on - the - go and the convenience of reviewing their complete payment history in the palm of their hands Mobile App Text - to - pay lets REPAY’s customers directly communicate with consumers through payment reminders and allows consumers to authorize payment with a simple text Text IVR, or pay - by - phone, offers consumers the convenience of making payments via a 1 - 800 - number anytime, streamlining the collections process and improving customer experience IVR 3

15 Next - Generation Technology Supported by Robust Infrastructure 4 Proprietary Technology and Agile Development Integrations with Customers’ Software Systems Underwriting / Regulatory / Industry Compliance Expertise Strong Relationships with Card Associations Proprietary Bank Partnerships Robust Processing Relationships Back - End Infrastructure Back - End Infrastructure

Key Software Integrations Supplement REPAY's Differentiated Sales Strategy

5

REPAY leverages a vertically tiered sales strategy supplemented by software integrations to drive new merchant acquisitions

Sales Strategy / Distribution Model

- **Direct sales model that is structured by vertical and by production tier**
- **Sales Support Team increases sales and supports onboarding process**


Sales Support Team
Tier 3
(Direct
Sales)
$5mm+
Monthly Volume
Tier 2
(Direct Sales)
$1mm - $5mm Monthly
Volume
Tier 1
(Call Center)
<$1mm Monthly Volume

Software Integrations

- **Successfully integrated with many of the top software providers**
  - Software integrations enable the direct salesforce to more easily access new merchant opportunities and respond to inbound leads
- **Robust pipeline of other software vendors currently in discussions to integrate**


2014A – 2018B CAGR: 42%
13
16
25
37
53
2014A
2015A
2016A
2017A
2018B(1)

Number of Software Integration Partners

1) Source: Management estimate for 2018B.

REPAY
Realtime Electronic Payments

16

6

Attractive and Diverse Client Base

REPAY's platform provides significant value to merchants offering lending solutions across industry verticals

REPAY has successfully executed on its M&A strategy of identifying attractive opportunities in new verticals and entering them through acquisitions (e.g. Auto and Receivables Management)


Firmly Established Foothold in Auto Finance Vertical
Automotive Loans
Receivables Management
Expanded into Receivables Management Vertical
REPAY
Realtime Electronic Payments
A Market Leader for Over a Decade in the Personal Loans Vertical(1)
Personal Loans
Growth Opportunities
Future Market Expansion Opportunities – Healthcare, Recreational Vehicle Finance, Credit Unions and Canada

- ✓ 3,300+ merchants[2]
- ✓ 11,000+ merchant locations[1]
- ✓ 98% volume retention[3]
- ✓ $2.9 mm annual payment volume per card merchant[4]
- ✓ ~4-year average tenure for top 10 merchants[5]

1) Source: Management estimate.
2) Source: Management estimate as of September 2018. Merchant counts reflects all clients contributing to revenue in September 2018.
3) Volume retention for YTD period as of September 2018 calculated as 1 – (Lost Volume / Total Volume Processed in Prior Year Period); "Lost Volume" represents volume realized in prior year YTD period from merchants that have since ended their relationship with REPAY.
4) Source: Management estimate as of September 2018. Volume per card merchant represents annualized YTD September card volume / average number of existing card volume clients in the period.
5) Source: Management estimate as of September 2018. Contracts often have 3 year term with 3 year renewals. During nine months ended September 30, 2018, top 10 clients generated approximately 29% of revenue.

REPAY Realtime Electronic Payments
17

18 Demonstrated Ability to Acquire and Integrate Businesses 7 REPAY’s proven acquisition strategy illustrates the value of the platform across verticals 2017 2016 Represents a significant opportunity to enhance organic growth in existing verticals and accelerate entry into new markets and services Demonstrated ability to source, acquire and integrate various targets across different verticals Dedicated team to manage robust M&A pipeline PaidSuite ( Receivables ) Paymaxx ( Automotive ) Several Small Portfolio Acquisitions Already serving industry - leading merchants in Receivables Management vertical Second acquisition to solidify presence in Automotive Loans vertical First acquisition to expand vertically into Automotive Loans vertical Allowed REPAY to achieve scale in early years of business Sigma ( Automotive ) 2008 – 2015

19 Multiple Growth Opportunities REPAY’s leading platform and attractive market opportunity position it to build on its record of robust growth and profitability Expand Usage and Increase Adoption Future Market Expansion Opportunities Strategic M&A Acquire New Merchants in Existing Verticals ▪ Leverage platform and capabilities to expand into: o New market verticals such as Healthcare, Recreational Vehicle Finance and Credit Unions o Canada ▪ Strategic acquisitions to continue successful penetration into markets with a need for debit solutions ▪ Leverage sales and marketing engine to convert near - term pipeline ▪ Majority of REPAY’s new merchants are “greenfield” opportunities ▪ Increase penetration of existing client base Operational Efficiencies ▪ As the business continues to scale, REPAY expects to become increasingly efficient with higher margins Execute on Existing Business Broaden Addressable Market 8

20 Successful leadership Team With Deep Industry Expertise John Morris CEO & Co - Founder Shaler Alias President & Co - Founder Tim Murphy CFO Jason Kirk CTO Susan Perlmutter CRO Mike Jackson COO Kristen Merrill VP of Finance Jake Moore Head of Corporate Development REPAY’s leadership team has significant payment expertise and a track - record of success with high - growth technology platforms 9

21 III. REPAY Financial Overview

Financial Highlights

REPAY's model has enabled it to establish a highly attractive financial profile

~$7bn+

Annual Payment Volume[(1)]

98%

Impressive Volume Retention[(2)]

0.19%

High Quality Volume with Low Chargeback Rates[(3)]

27%

Historical Net Revenue CAGR[(4)]

67%

Gross Margin[(5)]

45%

Adjusted EBITDA Net Margin[(6)]

Source: Management estimates.
1) Source: Management estimate for 2018B. Predominantly represents debit transaction volume.
2) Volume retention for YTD period as of September 2018 calculated as 1 – (Lost Volume / Total Volume Processed in Prior Year Period); "Lost Volume" represents volume realized in prior year YTD period from merchants that have since ended their relationship with REPAY.
3) Source: Management data on volume processed through a primary processor, representing approximately 80% of total volume. Chargeback rate is YTD as of September 2018. Chargebacks, represented as a % of volume, are debited from the merchant's account when the end consumer disputes a transaction with the merchant.
4) CAGR is from 2016A – 2018B; Revenue CAGR is based on Net Revenue.
5) Gross Margin is calculated as 2018E Gross Profit / Net Revenue.
6) Adjusted EBITDA Net Margin calculated as 2018E Adjusted EBITDA / Net Revenue. See "Income Statement" on slide 34.

REPAY
Realtime Electronic Payments

22

23 $4.4 $5.2 $7.4 $9.2 2016A 2017A 2018B 2019E 2020E $11.0 – $11.2 History of Strong and Continued Payment Volume Growth REPAY has generated strong, consistent volume growth, resulting in $7.4 bn in annual payment processing volume expected for 2018 Total Payment Volume ($ in bn) Volume Retention REPAY’s integrated payments platform leads to strong same - store sales performance and high retention rates that Management believes significantly outperform traditional agent sales models 31% Historical CAGR (2) 70% 80% 90% 100% Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul 98% Retention Rate (4) 2015 2016 2017 2018 1) Source: Management estimates. 2) CAGR is from 2016A – 2018B. 3) CAGR is from 2018B – 2020E. 4) Volume retention for YTD period as of September 2018 calculated as 1 – (Lost Volume / Total Volume Processed in Prior Year Perio d); “Lost Volume” represents volume realized in prior year YTD period from merchants that have since ended their relationship with REPAY. (1) (1) 22% Projected CAGR (3)

Historical and Forecasted Financials

Net Revenue[1] / Gross Revenue ($ in mm)

REPAY's revenue growth has been strong, resulting in a 27% CAGR from 2016A – 2018B


27% Historical CAGR(2)
21% Projected CAGR(2)
$82.3
$94.0
$130.5
$159.2
$188 – $192
51.3
57.1
82.4
100.7
118 - 122
2016A
2017A
2018B
2019E
2020E

Gross Profit[3] / Gross Margin ($ in mm)

Gross margins are improving due to a decrease in processing costs


38% Historical CAGR
25% Projected CAGR
57%
64%
67%
71%
71% - 72%
$29.1
$36.3
$55.2
$71.6
$84 – $88
2016A
2017A
2018B
2019E
2020E

Adjusted EBITDA[4] ($ in mm) / Adjusted EBITDA Net Margin[5]

Highly scalable platform will drive operating leverage over the long-term


31% Historical CAGR
20% Projected CAGR
42%
45%
45%
44%
44%
$21.6
$25.4
$36.8
$44.0
$52 – $54
2016A
2017A
2018B
2019E
2020E

Source: Management estimates for 2018 to 2020.
Note: Historical CAGR is from 2016A – 2018B. Projected CAGR is from 2018B – 2020E.

1) Net Revenue is defined as Total Revenue less Interchange and Network Fees.
2) Revenue CAGR is calculated using Net Revenue.
3) Gross Profit is defined as Net Revenue less other costs of services, which include commissions to software integration partners and other third party processing costs, such as front and back-end processing costs and sponsor bank fees.
4) See "Adjusted EBITDA Reconciliation" on slide 35.
5) Adjusted EBITDA Net Margin calculated as Adj. EBITDA / Net Revenue. See "Income Statement" on slide 34 and "Adjusted EBITDA Reconciliation" on slide 35.

REPAY Realtime Electronic Payments

24

25 Operational Benchmarking Source: Capital IQ as of 1/18/2019, modified to reflect certain publicly available information. Note: Average metric is the mean of the peer group, excluding Square. Note: First Data was omitted from the list of peers because of its announced merger with Fiserv on 1/16/2019. Note: Although other companies in the industry may disclose Net Revenue, Adjusted EBITDA or similar non - GAAP figures, such non - G AAP financial measures may be calculated differently from how REPAY calculates its non - GAAP financial measures. You should consider how such differences may reduce usefulness of suc h measurements. 1) REPAY 2020E Net Revenue and Adjusted EBITDA is derived from Management estimates. 2) Adjusted EBITDA Net Margin calculated as Adjusted EBITDA / Net Revenue. See “Income Statement” on slide 34 for REPAY financia ls. 10% 9% 9% 7% 6% 2020E Net Revenue Growth (1) 17% – 21% 35% Average 8% 52% 44% 36% 35% 31% 27% 22% 2020E Adjusted EBITDA Net Margin (2) Average 36% 14% 13% 13% 8% 8% 2020E Adjusted EBITDA Growth (1) 18% – 23% 58% Average 11%

26 Valuation Benchmarking Source: Capital IQ as of 1/18/2019, modified to reflect certain publicly available information. Note: Average metric is the mean of the peer group, excluding Square. Note: First Data was omitted from the list of peers because of its announced merger with Fiserv on 1/16/2019. Note: Although other companies in the industry may disclose Adjusted EBITDA or similar non - GAAP figures, such non - GAAP financial measures may be calculated differently from how REPAY calculates its non - GAAP financial measures. You should consider how such differences may reduce usefu lness of such measurements. 2019E EV / Adjusted EBITDA 2020E EV / Adjusted EBITDA 21.7x 15.9x 15.4x 14.8x 14.1x 13.7x 76.1x Average 16.2x 19.1x 14.1x 13.7x 13.0x 12.8x 48.3x 12.1x – 12.6x Average 14.5x

27 -5% 5% 15% 25% 35% Valuation Benchmarking (cont.) Source: Capital IQ as of 1/18/2019, modified to reflect certain publicly available information. Source: REPAY 2020E midpoint of projection range was used for Net Revenue and Adjusted EBITDA. Range was derived from Managem ent estimates. Note: First Data was omitted from the list of peers because of its announced merger with Fiserv on 1/16/2019. Note: Although other companies in the industry may disclose Net Revenue, Adjusted EBITDA or similar non - GAAP figures, such non - G AAP financial measures may be calculated differently from how REPAY calculates its non - GAAP financial measures. You should consider how such differences may reduce usefulness of such measure ments. 1) See “Income Statement” on slide 34. 20% 30% 40% 50% Adjusted EBITDA Net Margin (1) vs. Net Rev. Growth EV / Adjusted EBITDA (1) vs. Net Rev. Growth EV / Adjusted EBITDA vs. Adjusted EBITDA Net Margin 2020E Adjusted EBITDA Net Margin 2020E Net Rev. Growth 2020E EV / Adjusted EBITDA 2020E Net Rev. Growth 2020E EV / Adjusted EBITDA 2020E Adjusted EBITDA Net Margin Faster Growing and Higher Margins Faster Growing at an Attractive Multiple Higher Margins at an Attractive Multiple 5.0x 10.0x 15.0x 20.0x 45.0x 5.0x 10.0x 15.0x 20.0x 45.0x 10% 15% 20% 25% 30% 35% 40% 45% 50% 55% 0% 10% 20% 30%

28 4.3x 3.3x 2.4x 3.7 3.7 2.6 2.6 1.9 Leverage Benchmarking March 2019E (2) 2019E (3) 2020E (4) LTM Net Debt / Adjusted EBITDA (1) NM Source: Capital IQ as of 1/18/2019, modified to reflect certain publicly available information. Note: First Data was omitted from the list of peers because of its announced merger with Fiserv on 1/16/2019. Note: Although other companies in the industry may disclose Adjusted EBITDA or similar non - GAAP figures, such non - GAAP financial measures may be calculated differently from how REPAY calculates its non - GAAP financial measures. You should consider how such differences may reduce usefulness of such measurements. 1) Leverage Ratio calculated as 2018B Net Debt / Adjusted EBITDA for all companies other than REPAY. I3 Vertical’s leverage rati o i s pro forma for recent acquisitions. 2) Leverage Ratio calculated as Mar - 19 Net Debt / LTM Mar - 19 Adjusted EBITDA. See “Proposed Capitalization and Ownership” on slide 32. 3) Leverage Ratio calculated as FY 2019E Net Debt / FY 2019E Adjusted EBITDA. 4) Leverage Ratio calculated as FY 2020E Net Debt / midpoint of FY 2020 Adjusted EBITDA range of $52 - $54.

Investment Thesis

Investment Highlights

- ✓ Low volume attrition and low risk portfolio[1]
- ✓ Differentiated platform
- ✓ Deeply integrated with customer base
- ✓ Recurring transaction / volume based revenue
- ✓ 27% net revenue CAGR from 2016 – 2018B
- ✓ Adj. EBITDA margin of 44%[2]
- ✓ 31% Adj. EBITDA CAGR from 2016 – 2018B
- ✓ Strong cash flow conversion of 87%[3]

1) Low Chargeback rates of 0.19% based on Management data of volume processed through a primary processor, representing approximately 80% of total volume. Chargeback rate is YTD as of September 2018. Chargebacks, represented as a % of volume, are debited from the merchant's account when the end consumer disputes a transaction with the merchant.
2) Adjusted EBITDA Net Margin calculated as 2019E Adjusted EBITDA / Net Revenue. See "Income Statement" on slide 34.
3) 2018B Cash Flow Conversion calculated as Adjusted EBITDA – Capex / Adjusted EBITDA. Capex includes PP&E, new software development and new 3rd party software assets. Other companies may calculate capex and related measures differently and you should consider how that reduces the usefulness of this metric. Cash Flow Conversion expected to be 80% in 2019E. Capex was approximately 4% of total revenue in 2018 and is expected to be 6% of total revenue in 2019. Working Capital was at $4.0 million on September 30, 2018.

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30 Appendix

31 Transaction Summary Transaction ▪ Thunder Bridge Acquisition, Ltd. has entered into a definitive agreement to acquire REPAY ▪ The transaction is intended to utilize an up - C structure and is expected to close Q2 2019 ▪ Thunder Bridge will become a Delaware corporation and as the post - closing company (“Pubco”) will adopt REPAY’s name and is expected to continue to be listed on the NASDAQ Valuation, Ownership and Capital Structure ▪ Transaction valued at an implied enterprise value of $653.3m (1) at a 14.8x multiple on 2019E Adjusted EBITDA of $44.0mm (2) and 12.3x on the midpoint of the 2020E Adjusted EBITDA range of $52 - $54 mm (2) ▪ Transaction is expected to be funded through a combination of Thunder Bridge common stock, cash held in the Thunder Bridge trust account and newly raised debt of $170.0 mm (1) ▪ Pro forma net leverage of 4.3x based on estimated LTM Mar - 19 Adjusted EBITDA of $37.1mm (3) ▪ Equity holders of REPAY expected to hold 43 % of the outstanding equity interests of the combined company at closing (1) Post - Transaction Management and Board ▪ REPAY’s management will continue to operate the business post - transaction ▪ 9 - member Board of Directors, expected to include John Morris (CEO, REPAY), Shaler Alias (President, REPAY), Jeremy Schein (Managing Director, Corsair), James Kirk (Managing Director, Corsair), Bill Jacobs (former SVP, MasterCard), Peter Kight (Founder of CheckFree), Gary Simanson (former CEO, First Avenue National Bank and Managing Director, First Capital Group), Bob Hartheimer (former Managing Director, Promontory), and Maryann Goebel (former CIO, Fiserv) Earn - Out of Additional Shares by Existing REPAY Equity Holders and Escrowed Shares by Thunder Bridge Sponsor Existing REPAY Equity Holders ▪ Up to 7,500,000 additional LLC Units of REPAY, as a subsidiary of Pubco (the “LLC Units”) exchangeable for Class A Shares of Pubco (the “Class A Shares”) in aggregate o Within one year of the closing date, 50% earnout units awarded if VWAP of Class A Shares >= $12.50 on any 20 trading days during any 30 trading day period o Within two years of the closing date, 100% earnout units awarded if VWAP of Class A Shares >= $14.00 on any 20 trading days during any 30 trading day period Thunder Bridge Sponsor ▪ Sponsor owns 6,050,000 Class A Shares (4) ▪ At the closing, Sponsor’s Class A Shares will be divided into 3 tranches: o Tranche One will consist of 2,150,000 shares (~36% of Sponsor’s shares) and will remain with Sponsor and will not be subject to forfeiture o Tranches Two and Three, each consisting of 1,950,000 shares (each ~32% of Sponsor’s shares), will remain in the name of Sponsor and Sponsor will retain voting power of such shares, but will be put into escrow and be subject to forfeiture if, within 7 years of the closing date the stock price has not reached $11.50 (Tranche Two) and $12.50 (Tranche Three) on any 20 trading days during any 30 trading day period (5) ▪ Escrowed shares will be immediately released (i) upon a change of control of the combined public company (ii) upon consummating a going private transaction or (ii) certain other events resulting in a delisting of Pubco shares. 1) See “Proposed Capitalization and Ownership” on slide 32 for calculation. Additional financing may be required to complete the Tr ansaction, including the issuance of additional equity securities. 2) See “Income Statement” on slide 34. 3) Source: Management estimate. 4) Assumes cancellation of 400,000 Sponsor shares at closing in respect of certain transaction expenses. 5) The number of Class A Shares held in escrow in Tranches Two and Three will be reduced (pro rata) to the extent Thunder Bridge ’s expenses at closing exceed $20 mm (calculated at the redemption price).

32 Proposed Capitalization and Ownership Note: Merger consideration is $600 million subject to adjustment for REPAY debt, excess transaction expenses, working capital ad justments, employee transaction bonuses, cash and certain contingent obligations. The presentation on this slide reflects adjustments for REPAY debt, currently estimated expenses and certain emp loy ee payments and does not reflect any other assumed adjustments. The adjustments will be estimated at closing. Of the equity portion of the merger consideration, 60,000 LLC Units (described in f oot notes) will be held in escrow for surrender in the event of downward post - closing true - up adjustments to the merger consideration and up to 60,000 additional LLC Units available for delivery to cover up ward purchase price adjustments. 1) SPAC cash includes the amount held in trust and estimated accrued interest. 2) Assumes no redemptions by Thunder Bridge’s existing public shareholders. Actual results in connection with the merger may dif fer . Additional financing may be required to complete the transaction, including the issuance of additional equity securities. 3) Projected debt balance at close. 4) Projected cash balance at close. 5) Existing REPAY shareholders will own LLC units of REPAY, as a subsidiary of Pubco, exchangeable for Class A Shares of Pubco. Ass umes existing REPAY equity holders receive $292.3 million in cash consideration (prior to $16.2 million deduction for certain cash escrows and administrative funds ). Thunder Bridge is required under the merger agreement to pay at least $290 million (prior to the $16.2 million deduction noted above) in cash consideration. If Thunder Bridge has insufficient cash, REPAY can waive the closing condition and instead receive additional LLC Units at a value of $10.00 per LLC Unit in lieu of any cash shortfall. Up to 7,500,000 additional LLC units exchangeable for Class A Shares will be delivered if earn - out conditions are satisfied. See “Transaction Summary" on slide 31. 6) See “Income Statement” on slide 34. 7) Excludes (i) the exercise of 34,630,000 warrants outstanding, exercisable at $11.50 per Class A Share and (ii) Management Inc ent ive Pool of 10% fully diluted (including 7.5 million Earn - Out Units and awards authorized under the plan), but excluding the impact of outstanding warrants. Reflects the waiver by Monroe Capital of it s rights to purchase any additional shares of Class A common stock and warrants under its forward purchase option that was issued in connection with Thunder Bridge’s initial public offering. Perce nta ges are estimates only, and such estimates are based on the assumption that each of the LLC Units will convert into Class A Common Stock of the Pubco . 8) Excludes the exercise of 25,800,000 warrants outstanding, exercisable at $11.50 per Class A Share. 9) At closing, SPAC Sponsor owns 2,150,000 shares that are not subject to forfeiture, while an aggregate of 3,900,000 shares in the name of the SPAC Sponsor are held in escrow subject to forfeiture. These amounts assume cancellation of 400,000 Sponsor shares at closing in respect of certain transaction expenses and that the 3,90 0,0 00 escrow shares are forfeited. See “Transaction Summary” on slide 31. 10) Excludes the exercise of 8,830,000 warrants outstanding, exercisable at $11.50 per Class A Share. Proposed Sources Proposed Pro Forma Capitalization at Closing Rollover Equity $ 213.8 Share Price $ 10.00 SPAC Cash (1)(2) 263.0 Total Shares Outstanding (2)(7)(9) 49.3 New Debt Raised (3) 170.0 Equity Value $ 493.3 Total Proposed Sources $ 646.7 Debt at Close (3) 170.0 Cash at Close (4) (10.0) Proposed Uses Enterprise Value $ 653.3 Stock Consideration ($10.00 / share) (5) $ 213.8 Cash Consideration to Seller (2)(5) 292.3 REPAY 2020E Adjusted EBITDA Range (6) $52 - $54 Repayment of Existing REPAY Net Debt 79.7 REPAY EV / 2020E Adjusted EBITDA Multiple 12.1x - 12.6x Estimated Expenses 50.9 Cash to Balance Sheet (4) 10.0 REPAY 2019E Adjusted EBITDA (6) $ 44.0 Total Proposed Uses $ 646.7 REPAY EV / 2019E Adjusted EBITDA Multiple 14.8x REPAY Estimated LTM Mar-19 Adjusted EBITDA $ 37.1 Net Debt / Estimated LTM Mar-19 Adjusted EBITDA 4.3x Proposed Equity Capitalization Summary (7) At Closing - No Earn-Out Party Class A Shares / LLC Units % Ownership Existing REPAY Shareholders (5) 21,376,000 43.3% SPAC Public Shareholders (2)(8) 25,800,000 52.3% SPAC Sponsor Shareholders (9)(10) 2,150,000 4.4% Total (7) 49,326,000 100.0%

33 Post - transaction Structure Voting Rights; No Economic Rights LLC Units (Exchangeable for Thunder Bridge Class A) Voting and Economic Rights Existing REPAY Shareholders SPAC Public and Sponsor Shareholders Class A Class V

Income Statement – Historical and Forecasted

($ in mm)	2016A	2017A	2018B	2019E	2020E
Payment Volume	$4,354	$5,248	$7,443	$9,219	$11,000 - $11,200
YoY Growth	*86%*	*21%*	*42%*	*24%*	*19 - 22%*
Total Revenue	**$82.3**	**$94.0**	**$130.5**	**$159.2**	**$188 - $192**
YoY Growth	*66%*	*14%*	*39%*	*22%*	*18 - 21%*
Interchange and Network Fees	31.0	36.9	48.0	58.5	
Non-GAAP Net Revenue[1]	**$51.3**	**$57.1**	**$82.4**	**$100.7**	**$118 - $122**
YoY Growth	*na*	*11%*	*44%*	*22%*	*17 - 21%*
Other Costs of Services	22.2	20.7	27.2	29.1	
Gross Profit[2]	**$29.1**	**$36.3**	**$55.2**	**$71.6**	**$84 - $88**
% Margin	*57%*	*64%*	*67%*	*71%*	*71 - 72%*
YoY Growth	*na*	*25%*	*52%*	*30%*	*17 - 23%*
SG&A[3]	23.6	13.7	27.6	27.7	
Depreciation and amortization	3.7	7.5			
Interest Expense	2.3	5.7			
Net Income	**($0.5)**	**$9.4**			
Adjusted EBITDA[4]	**$21.6**	**$25.4**	**$36.8**	**$44.0**	**$52 - $54**
% Margin	*42%*	*45%*	*45%*	*44%*	*44%*
YoY Growth	*na*	*18%*	*45%*	*20%*	*18 - 23%*

Source: Management estimates for 2018 through 2020.
Note: This Presentation includes forecasted 2019 Adjusted EBITDA and ranges of forecasted 2020 Adjusted EBITDA for REPAY. This Presentation does not provide a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure because calculating the components would involve numerous estimates and judgments that are unduly burdensome to prepare and may imply a degree of precision that would be confusing or potentially misleading to investors. In addition, this Presentation includes preliminary financial information relating to REPAY's financial results for the year ended December 31, 2018 based on the information currently available to REPAY. The financial closing procedures for the three months and the year ended December 31, 2018 have not yet been completed by REPAY, and as a result, actual results for the year ended December 31, 2018 may, upon the completion of its closing procedures, final adjustments and other developments prior to the time that such financial results are finalized, differ from the preliminary financial information provided in this Presentation.

1) Net Revenue is defined as Total Revenue less Interchange and Network Fees.
2) Gross Profit is defined as Net Revenue less other costs of services, which include commissions to software integration partners and other third party processing costs, such as front and back-end processing costs and sponsor bank fees.
3) These expenses primarily consist of compensation increases from headcount growth and in 2016, commission buyouts relating to certain sales employees.
4) See "Adjusted EBITDA Reconciliation" on slide 35.

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Adjusted EBITDA Reconciliation – Historical

Adjusted EBITDA Reconciliation		
($ in millions)	2016A	2017A
Net Income (Loss)	**($0.5)**	**$9.4**
Interest Expense	2.3	5.7
Depreciation and Amortization	3.7	7.5
EBITDA[(1)]	**$5.5**	**$22.6**
Other Expenses[(2)]	0.0	1.2
Non-Cash Change in FV Contingent Consideration[(3)]	-	(2.1)
Transaction Expenses[(4)]	15.3	1.4
Share-based Compensation Expense[(5)]	0.1	0.6
Other Non-recurring Charges[(6)]	0.6	1.7
Adjusted EBITDA[(7)]	**$21.6**	**$25.4**

Note: This Presentation includes forecasted 2019 Adjusted EBITDA and ranges of forecasted 2020 Adjusted EBITDA for REPAY. This Presentation does not provide a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure because calculating the components would involve numerous estimates and judgments that are unduly burdensome to prepare and may imply a degree of precision that would be confusing or potentially misleading to investors. In addition, this Presentation includes preliminary financial information relating to REPAY's financial results for the year ended December 31, 2018 based on the information currently available to REPAY. The financial closing procedures for the three months and the year ended December 31, 2018 have not yet been completed by REPAY, and actual results for the year ended December 31, 2018 may, upon the completion of its closing procedures, final adjustments and other developments prior to the time that such financial results are finalized, differ from the preliminary financial information provided in this Presentation. As a result, this Presentation also does not provide a detailed reconciliation of 2018 Adjusted EBITDA to the most directly comparable GAAP financial measure because it would be unduly burdensome to prepare.

1) REPAY is not a taxable entity so there are no taxes to add back in calculating EBITDA. For presentation purposes, a specified tax rate was assumed for future periods.
2) Primarily consists of debt issuance costs relating to REPAY's credit agreement, and repayment penalties relating to its prior debt.
3) Reflects the changes in Management's estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the later of the most recent balance sheet date forming the beginning of the income statement period.
4) Transaction expenses are the professional service fees and other costs in connection with the acquisition of REPAY by Hawk Parent Holdings LLC in September 2016, financing transactions, and the acquisitions by REPAY of Sigma, PaidSuite, and Paymaxx Pro.
5) Represents compensation expense associated with equity compensation plans.
6) Other non-recurring items, such as costs associated with one-time strategic initiatives and sponsor management fees, which will terminate upon the closing the Transaction.
7) Adjusted EBITDA is a non-GAAP financial measure that represents net income prior to interest expense, and depreciation and amortization, as adjusted to add back non-cash charges and account for non-recurring items, including other expenses, non-cash gain from the change in fair value of contingent consideration, transaction expenses, share-based compensation charges, and other charges.

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36 - 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% Q1 2006 Q2 2006 Q3 2006 Q4 2006 Q1 2007 Q2 2007 Q3 2007 Q4 2007 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Q1 2011 Q2 2011 Q3 2011 Q4 2011 Q1 2012 Q2 2012 Q3 2012 Q4 2012 Q1 2013 Q2 2013 Q3 2013 Q4 2013 Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q2 2017 Q3 2017 Q4 2017 Q1 2018 Q2 2018 Q3 2018 $0.0 $0.5 $1.0 $1.5 $2.0 $2.5 $3.0 $3.5 Personal Loan Market is Stable Source: Federal Reserve website (https://www.federalreserve.gov/releases/g19/HIST/cc_hist_sa_levels.html) for Consumer Loan B ala nces and (https://www.federalreserve.gov/releases/chargeoff/chgallsa.htm) for Consumer Loan Charge - Offs. 1) Charge - Off Rates from consumer loans of U.S. - chartered commercial banks, excluding mortgage and credit card. Seasonally a djusted for period Q1 2006 – Q3 2018. Charge - offs, defined as the value of loans removed from the books and charged against loss reserves, are measured net of recoveries as a percentag e o f average loans and annualized. 2) Consumer Loan Balances are based on nonrevolving consumer credit owned and securitized, outstanding. Although elevated charge - offs during the recession stemmed from the growth in the personal consumer loan balances, the overall balance of personal consumer loans remained relatively stable as demand for credit remained strong during the downturn Personal Consumer Loan Charge - Offs (1) / Consumer Loan Balances (2) Consumer Loan Charge - Offs (1) (%) Consumer Loan Balances (2) ($ in tn )

37 Enterprise Multiples Operating Statistics Margins Leverage Value EV / Revenue EV / EBITDA Net Revenue % Growth EBITDA % Growth EBITDA Ratio Company Name ($ mm) CY 19E CY 20E CY 19E CY 20E CY 19E CY 20E CY 19E CY 20E CY 19E CY 20E CY 19E CY 20E CY 19E CY 20E CY 18E $653 6.5x 5.4x - 5.5x 14.8x 12.1x - 12.6x $101 $118 - $122 22% 17% - 21% $44 $52 - $54 20% 18% - 23% 44% 44% 4.3x $33,446 7.8x 7.1x 15.4x 13.7x $4,284 $4,699 9% 10% $2,167 $2,449 15% 13% 51% 52% 3.7x $22,858 5.2x 4.7x 14.1x 13.0x $4,431 $4,828 12% 9% $1,625 $1,754 14% 8% 37% 36% 2.6x $19,592 4.8x 4.5x 13.7x 12.8x $4,081 $4,380 7% 7% $1,425 $1,534 5% 8% 35% 35% 2.6x $2,613 4.2x 3.9x 15.9x 14.1x $616 $675 9% 9% $164 $185 14% 13% 27% 27% 3.7x $792 6.2x 5.9x 21.7x 19.1x $127 $135 13% 6% $36 $41 15% 14% 29% 31% 1.9x Mean 5.6x 5.2x 16.2x 14.5x $2,708 $2,943 10% 8% $1,084 $1,193 13% 11% 35% 36% 2.9x $32,025 14.2x 10.6x 76.1x 48.3x $2,251 $3,029 43% 35% $421 $664 65% 58% 19% 22% nm Comparables Benchmarking Source: Capital IQ as of 1/18/2019, modified to reflect certain publicly available information. Note: First Data was omitted from the list of peers because of its announced merger with Fiserv on 1/16/2019. Note: REPAY’s Leverage Ratio calculated as Mar - 19 Net Debt / LTM Mar - 19 Adjusted EBITDA. See “Proposed Capitalization and Owners hip” on slide 32.

38 Thunder Bridge Management Gary Simanson Chief Executive Officer, Thunder Bridge Peter Kight Executive Chairman, Thunder Bridge ▪ Peter Kight was the Founder, Chairman, and CEO of CheckFree until selling to Fiserv in December 2007 ▪ After the merger, Peter served as the Vice - Chairman for three years and then resided on Fiserv’s Board of Directors until 2012 ▪ Mr. Kight also served as Managing Partner and Senior Advisor at Comvest Partners ▪ Mr. Kight is a member of the Board of Directors at a number of companies, including Huntington Bancshares Incorporated and Blackbaud Inc. ▪ In addition to serving as CEO of Thunder Bridge, Gary Simanson serves as the Managing Director at First Capital Group, an investment banking advisory firm ▪ Mr. Simanson also served in a number of leadership roles in the banking industry, including CEO of First Avenue National Bank, Senior Advisor to the Chairman of Alpine Capital Bank, and Founder, Vice Chairman and CSO of Community Bankers Trust ▪ Mr. Simanson also was an Associate General Counsel at Union Planters Corp and began his career as a practicing attorney in New York at Milbank, Tweed, Hadley & McCloy ▪ Mr. Simanson received his MBA from George Washington University and his J.D. from Vanderbilt University

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